EXHIBIT 31.2
OFFICER’S CERTIFICATE
PURSUANT TO SECTION 302
I, Michael T. Brigante, certify that:
1.	I have reviewed this Form 10-K/A for the year ended June 30, 2009 of Homeland Security Capital Corporation.

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

HOMELAND SECURITY CAPITAL CORPORATION
March 31, 2011	By:	/s/ Michael T. Brigante
		Name:	Michael T. Brigante
		Title:	Chief Financial Officer and Principal Accounting Officer